Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of GES Drilling Services, A Division of GES Global Energy Services, Inc. of our report dated May 7, 2014, relating to our audit of the financial statements, of GES Drilling Services, A Division of GES Global Energy Services, Inc. for the period from January 1, 2012 through March 1, 2012.

/s/ Calvetti Ferguson

Houston, Texas

July 18, 2014